UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2011

MELO BIOTECHNOLOGY HOLDINGS, INC.

 (Exact name of registrant as specified in its charter)

Canada (State of Incorporation)	03-30801 (Commission File No.)	N/A (IRS Employer Identification No.)

Room A, 1/F, Tontex Building, 2 Sheung Hei Street, Kowloon, Hong Kong
(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  852-2581 0708

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 17, 2011, Melo Biotechnology Holdings, Inc., a Canadian corporation (the “Company”) entered into an Agreement for Share Exchange (the “Exchange Agreement”) with Vagas Lane Limited, a Marshall Islands corporation (“Vagas”), and First Asia Strategy Limited, a Marshall Islands corporation, (“FASL”) which is the sole shareholder of Vagas.  Pursuant to the terms of the Exchange Agreement the Company agreed to issue a total of 18,000,000 shares of its restricted common stock to FASL in exchange for the transfer by FASL of all of the issued and outstanding common stock of Vagas to the Company, thereby making Vagas a wholly-owned subsidiary of the Company.  Vagas is a holding company that owns interests in three separate Hong Kong corporations which focus on the ownership and operation of real estate in Hong Kong.  Closing under the Exchange Agreement shall occur on (i) the first business day on which the last of the Conditions Precedent to closing identified in the Exchange Agreement are either fulfilled or waived, or (ii) such other date as the Parties to the Agreement may agree.

As of the date of the Exchange Agreement and currently, there are no material relationships between the Company or any of its affiliates and Vagas, other than in respect of the Agreement.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Exchange Agreement, which is filed as Exhibit 2.3 hereto and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)

The following exhibits are filed as part of this Current Report on Form 8-K

2.3

Agreement for Share Exchange dated February 17, 2011 by and among Melo Biotechnology Holdings, Inc., a Canadian corporation, and Vagas Lane Limited, a Marshall Islands Corporation, and First Asia Strategy Limited, a Marshall Islands corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELO BIOTECHNOLOGY HOLDINGS, INC.

Date: February 18, 2011

/s/ Fung Ming

By: /S/ Fung Ming

Fung Ming, Director